Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Coeur d’Alene Mines Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Coeur d’Alene Mines Corporation and subsidiaries of our reports dated March 28, 2005, with respect to the consolidated balance sheets of Coeur d’ Alene Mines Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Coeur D’ Alene Mines Corporation and subsidiaries.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, as of January 1, 2003.

KPMG LLP

Denver, Colorado
June 13, 2005